Exhibit 10.4

Conflict of Interest Agreement Between

The Cannaisseur Group, Inc, Atlanta CBD, Inc.
Floretta Gogo, and Xavier Carter

This Conflict-of-Interest Agreement ("Agreement") is entered into on this 2nd day of October, 2023 (the "Effective Date"), between and among The Cannaisseur Group, Inc., a Delaware Corporation, ("Company"), Atlanta CBD, Inc. ("Atlanta CBD"), a majority-owned subsidiary of the Company, Floretta Gogo and Xavier Carter, executive officers both the Company and Atlanta CBD (collectively referred to as the "Parties").

WHEREAS, Floretta Gogo holds the position of President and Chief Executive Officer (CEO) of the Company and Atlanta CBD, and Xavier Carter holds the position of Interim Chief Financial Officer of the Company and Chief Operating Officer (COO) of Atlanta CBD, and due to their dual roles, a potential conflict of interest may arise.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties, intending to be legally bound, do hereby agree as follows:

Disclosure of Interests:

Floretta Gogo and Xavier Carter shall promptly disclose any financial, personal, or business interests that may, in any way, conflict or appear to conflict with the best interests of the Company. or Atlanta CBD, Inc., as the case may be. Such disclosures shall be made in writing to the Board of Directors of the Company or Atlanta CBD, and shall include full and complete details of the interest or potential conflict.

Duty of Loyalty:

Ms. Gogo and Mr. Carter acknowledge and agree that their primary fiduciary duty is to the best interests of the Company and Atlanta CBD, Inc. They shall act in a manner consistent with this duty and shall avoid situations where their personal interests may compromise or appear to compromise the interests of the Company or Atlanta CBD.

Abstention from Decision-Making:

Ms. Gogo and Mr. Carter shall abstain from participating in any decision-making process within The Cannaisseur Group, Inc. or Atlanta CBD that involves a subject or matter in which they have a financial, personal, or business interest that could reasonably be expected to give rise to a conflict of interest.

Abstention from Voting on Certain Matters involving Atlanta CBD, Inc.:

Ms. Gogo and Mr. Carter shall abstain from voting their shares in the Cannaisseur Group, Inc. for matters involving electing the Board of Directors of Atlanta CBD, or a change of control event of Atlanta CBD.

Recusal and Disclosure:

If Ms. Gogo and Mr. Carter becomes aware of any situation where their personal interests conflict or may conflict with the interests of the Company or Atlanta CBD they shall promptly recuse themselves from any discussions, decisions, or actions related to the matter, and shall disclose the conflict of interest to the Board of Directors of The Cannaisseur Group, Inc. and Atlanta CBD, Inc.

Compliance with Applicable Laws and Regulations:

Ms. Gogo and Mr. Carter shall comply with all applicable laws, regulations, and corporate governance standards relating to conflicts of interest.

Review and Approval:

Any proposed transaction or action involving a potential conflict of interest shall be reviewed and approved by a disinterested and independent committee of the Board of Directors of The Cannaisseur Group, Inc. or Atlanta CBD, Inc., as applicable. The committee shall consider the best interests of The Cannaisseur Group, Inc. or Atlanta CBD, Inc. and act in accordance with its fiduciary duties.

Records:

The Parties shall maintain accurate records of all disclosures, recusals, and actions taken to address conflicts of interest, and these records shall be made available for inspection by the Board of Directors and authorized representatives of the Company and Atlanta CBD.

Duration:

This Agreement shall remain in effect for the duration of Ms. Gogo and Mr. Carter's tenures as officers and leaders of both The Cannaisseur Group, Inc. and Atlanta CBD, Inc.

Amendments:

This Agreement may only be amended in writing by mutual consent of all the Parties.

Governing Law:

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have executed this Conflict-of-Interest Agreement as of the Effective Date.

The Cannaisseur Group, Inc.		Atlanta CBD, Inc.

By:	/s/ Harold Woolfork	By.	/s/ Stephanie Carter

Harold Woolfork		Stephanie Carter

Interim Chairman		Secretary

Date: October 2, 2023		Date: October 2nd 2023

Floretta Gogo		Xavier Carter

By:	/s/ Floretta Gogo	By:	/s/ Xavier Carter

Date: October 2, 2023		Date: October 2nd 2023

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